Exhibit 21.1

Subsidiaries

Subsidiaries Name	Place of incorporation	Interest %	Principal activity
Global Crossing Airlines Holdings, Inc.	Delaware, United States	100% ownership by Global Crossing Airlines Group Inc	Holding company
Global Crossing Airlines, Inc	Delaware, United States	100% ownership by Global Crossing Airlines Holdings Inc	US 121 Charter company
GlobalX Travel Technologies, Inc	Delaware, United States	80% ownership by Global Crossing Airline Holdings Inc	Acquire and develop travel technology
UrbanX Air Mobility, Inc	Delaware, United States	100% ownership by Global Crossing Airlines Holdings Inc	Air Charter operator
Global Crossing Airlines Operations, LLC	Florida, United States	100% ownership by Global Crossing Airlines Inc	Operating Company
LatinX Air S.A.S.	Ecuador	100% ownership by Global Crossing Airlines Inc	Air Charter operator
GlobalX Air Tours, LLC	Florida, United States	100% ownership by Global Crossing Inc	Air Charter service
Charter Air Solutions, LLC	Montana, United States	80% ownership by the Global Crossing Airlines Holdings Inc.	Charter Broker